Exhibit 99.1

FOR IMMEDIATE RELEASE

May 13, 2024

James Berg

Chief Financial Officer

jim.berg@trackgrp.com

Track Group Reports 2nd Quarter Fiscal 2024 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQB: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal quarter ended March 31, 2024 (“Q2 FY24”). In Q2 FY24, the Company posted (i) total revenue of $9.0 Million (“M”), an increase of approximately 8% over total revenue of $8.3M for the quarter ended March 31, 2023 (“Q2 FY23”); (ii) Q2 FY24 gross profit of $4.0M also representing an increase of approximately 6% over Q2 FY23 of $3.7M; (iii) Q2 FY24 operating loss of ($1.0M) compared to Q2 FY23 operating loss of ($0.9M); and (iv) net loss attributable to common shareholders of ($1.9M) in Q2 FY24 compared to ($1.5M) in Q2 FY23.

FINANCIAL HIGHLIGHTS

●

Total Q2 FY24 revenue of $9.0M was up 8% compared to Q2 FY23 revenue of $8.3M. Revenue for the six months ended March 31, 2024 (“6M FY24’) of $18.0M was up approximately 5% compared to revenue of $17.2M for the six months ended March 31, 2023 (“6M FY23”). This positive performance can be attributed to increased activity among customers in Illinois, Canada, and Brazil, partially offset by decreases in revenue from customers in Michigan and Chile.

●

Gross Profit of $4.0M rose by 6% ($0.2M) in Q2 FY24 compared to Q2 FY23. Gross profit for 6M FY24 was $8.2M compared to gross profit of $7.9M for 6M FY23. This improvement stems from factors like increased revenue, reduced communication costs and lower lost, stolen or damaged costs. However, it was partly offset by higher device repair expenses, higher monitoring center costs and increased hardware purchases.

●

Operating loss in Q2 FY24 of ($1.0M) was up approximately 12% compared to ($0.9M) in Q2 FY23. Operating loss for 6M FY24 of ($1.1M) was up approximately 15% compared to ($1.0M) for 6M FY23. This rise in operating loss is primarily due to higher operating expenses. Operating expenses were up $0.3M in Q2 FY24 compared to Q2 FY23, primarily due to the estimated accrued liability related to an ongoing contract dispute of approximately $0.5M.

●

Adjusted EBITDA for Q2 FY24 was $0.8M compared to $0.5M for Q2 FY23. Adjusted EBITDA for 6M FY24 was $1.9M compared to Adjusted EBITDA for 6M FY23 of $1.7M primarily due to negative currency exchange rate movements of $0.6M in Q2 FY24 compared to Q2 FY23. Adjusted EBITDA in 6M FY24 as a percentage of revenue remained at 10%, compared to 6M FY23.

●

Cash balance of $3.6M for Q2 FY24 declined 10% compared to $4.1M at September 30, 2023.  The modest decrease in cash position was due to a negative effect of exchange rate changes on cash of $0.3M and a decrease in net cash provided by operating activities of approximately $0.1M.

●

Net loss attributable to shareholders in Q2 FY24 was ($1.9M) compared to ($1.5M) in Q2 FY23, an increase of $0.4M. Net loss attributable to shareholders in 6M FY24 was ($1.9M), compared to ($1.4M) for 6M FY23, a change principally attributable to negative currency exchange rate movements and an estimated accrued liability related to an ongoing contract dispute of approximately $0.5M.

“In the quarter ending March 31, 2024, we demonstrated a return to growth in revenue and gross profit, surpassing Q2 FY23. Notably, revenues grew by 8% ($9.0M vs. $8.3M in Q2 FY23), while gross profit experienced a 6% increase ($4.0M vs $3.7M in Q2 FY23). Adjusted EBITDA increased to $0.8M in Q2 FY24 compared to $0.5M in Q2 FY23. We are optimistic about maintaining and building upon these positive trends throughout the year, expecting continued improvements compared to the same quarter last year. This momentum reflects our dedication to growth and sets a promising tone for the ongoing fiscal year.” said Derek Cassell, Track Group’s CEO.

Business Outlook

Despite previous challenges from supply chain delays, the impact of the Coronavirus, and the phase-out of our 3G-based cellular devices in the U.S., Track Group stands resilient. The demonstrated financial growth witnessed in Q2 FY24 reinforces our confidence in the strategic reinvestment in technology and the implementation of new programs initiated in late FY23. These endeavors position us well for a sustained return to growth throughout FY24. Our outlook for FY24 is as follows:

	Actual		Outlook
	FY 2022	FY 2023	FY 2024
Revenue (in millions):	$37.0	$34.5	$37	-	38

Adjusted EBITDA Margin:	18.0%	11.1%	11	-	15%

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQB exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non- GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	September 30,
	2024	2023
Assets
Current assets:
Cash	$3,645,651	$4,057,195
Accounts receivable, net of allowance for credit losses of $453,611 and $178,095, respectively	5,550,187	4,536,916
Prepaid expense and deposits	389,972	610,440
Inventory, net of reserves of $0 and $3,772, respectively	972,937	1,286,194
Other current assets	1,329,593	-
Total current assets	11,888,340	10,490,745
Property and equipment, net of accumulated depreciation of $1,742,598 and $1,920,850, respectively	79,126	115,808
Monitoring equipment, net of accumulated depreciation of $7,149,591 and $6,348,695, respectively	4,944,977	5,187,092
Intangible assets, net of accumulated amortization of $18,659,164 and $17,430,846, respectively	14,107,643	14,157,294
Goodwill	7,951,977	7,851,466
Other assets	795,212	2,442,154
Total assets	$39,767,275	$40,244,559

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,643,125	$2,796,712
Accrued liabilities	3,524,085	2,571,839
Current portion of long-term debt	134,106	308,417
Total current liabilities	7,301,316	5,676,968
Long-term debt, net of current portion	42,765,361	42,801,165
Long-term liabilities	236,170	259,359
Total liabilities	50,302,847	48,737,492

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,600,546	302,597,115
Accumulated deficit	(311,513,011)	(309,610,397)
Accumulated other comprehensive loss	(1,624,293)	(1,480,837)
Total equity (deficit)	(10,535,572)	(8,492,933)
Total liabilities and stockholders’ equity (deficit)	$39,767,275	$40,244,559

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2024	2023	2024	2023
Revenue:
Monitoring and other related services	$8,758,650	$8,179,025	$17,433,136	16,468,807
Product sales and other	232,570	129,021	525,057	694,930
Total revenue	8,991,220	8,308,046	17,958,193	17,163,737

Cost of revenue:
Monitoring, products and other related services	4,230,498	3,721,527	8,204,487	7,623,521
Depreciation & amortization included in cost of revenue	793,887	843,714	1,583,351	1,616,733
Total cost of revenue	5,024,385	4,565,241	9,787,838	9,240,254

Gross profit	3,966,835	3,742,805	8,170,355	7,923,483

Operating expense:
General & administrative	3,173,866	2,869,799	5,931,753	5,624,320
Selling & marketing	810,441	768,871	1,516,972	1,498,341
Research & development	701,183	706,772	1,383,646	1,296,577
Depreciation & amortization	236,524	247,574	476,284	495,283
Total operating expense	4,922,014	4,593,016	9,308,655	8,914,521

Operating income (loss)	(955,179)	(850,211)	(1,138,300)	(991,038)

Other income (expense):
Interest expense, net	(428,868)	(400,976)	(866,791)	(820,526)
Currency exchange rate gain (loss)	(519,933)	71,792	19,013	554,943
Other income (expense), net	(3,443)	-	(3,443)	-
Total other income (expense)	(952,244)	(329,184)	(851,221)	(265,583)
Income (loss) before income taxes	(1,907,423)	(1,179,395)	(1,989,521)	(1,256,621)
Income tax expense (benefit)	(4,348)	305,863	(86,907)	192,253
Net income (loss) attributable to common stockholders	(1,903,075	(1,485,258)	(1,902,614)	(1,448,874)
Foreign currency translation adjustments	(36,754)	93,585	(143,456)	245,831
Comprehensive income (loss)	$(1,939,829)	$(1,391,673)	$(2,046,070)	$(1,203,043)

Net income per share – basic
Net income per common share	$(0.16)	$(0.13)	$(0.17)	$(0.12)
Weighted average common shares outstanding	11,863,758	11,863,758	11,863,758	11,863,758
Net income per share – diluted
Net income per common share	$(0.16)	$(0.13)	$(0.17)	$(0.12)
Weighted average common shares outstanding	11,863,758	11,863,758	11,863,758	11,863,758

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA DECEMBER 31 (Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Non-GAAP Adjusted EBITDA
Net Income (loss) attributable to common shareholders	$(1,903)	$(1,485)	$(1,903)	$(1,449)
Interest expense, net	432	401	870	821
Depreciation and amortization	1,030	1,091	2,060	2,112
Income taxes (1)	(4)	306	(87)	192
Board compensation	50	101	103	238
Foreign exchange (gain)/loss	520	(72)	(19)	(555)
Other charges, net (2)	663	204	826	369
Non-GAAP Adjusted EBITDA	$788	$546	$1,850	$1,728
Non-GAAP Adjusted EBITDA, percent of revenue	8.8%	6.6%	10.3%	10.1%
Weighted average common shares outstanding - basic	11,863,758	11,863,758	11,863,758	11,863,758
Non-GAAP earnings per share	$0.07	$0.05	$0.16	$0.15
Weighted average common shares outstanding - diluted	11,863,758	11,863,758	11,863,758	11,863,758
Non-GAAP earnings per share	$0.07	$0.05	$0.16	$0.15

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)	Other charges includes an estimated accrued liability related to an ongoing contract dispute of approximately $0.5M and may include gains or losses and non-recurring accrual adjustments.